EXHIBIT 15.1

September 16, 2005

Securities and Exchange Commission
Station Place
100 F Street, N.E.
Washington, D.C. 20549

Re: Parker Drilling Company Registration on Form S-4

We are aware that our reports dated May 6, 2005 and August 8, 2005, on our review of the interim financial information of Parker Drilling Company for the three-month periods ended March 31, 2005 and 2004 and for the three-month and six-month periods ended June 30, 2005 and 2004 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, respectively, are incorporated by reference in its registration statement on Form S-4 dated September 19, 2005.

PricewaterhouseCoopers LLP